Exhibit 99.1

Armstrong World Industries Announces Management Changes

LANCASTER, Pa., Nov. 5, 2013 – Today, Armstrong announces the following three changes in the executive management team, effective Nov. 16:

1.	Frank Ready, chief executive officer of Armstrong Flooring Products, is retiring after a successful 30 year career.

2.	Thomas Mangas succeeds Mr. Ready. Mr. Mangas has served as chief financial officer of Armstrong since February 2010, leading Finance as well as Information Technology, Global Business Services and Process Improvement.

3.	David Schulz succeeds Mr. Mangas. Mr. Schulz most recently served as vice president, Finance of Armstrong Building Products. He joined Armstrong in June 2011 after spending 14 years with Procter & Gamble and the J.M. Smucker Company in a wide range of finance leadership positions.

CEO Matthew Espe said, “I would like to thank Frank for his 30 years of dedicated service. His many contributions will be felt for years to come. In Tom Mangas, we have a well seasoned leader, whose global mindset and customer focus will enable our flooring business to fully leverage recent investments and have a bright future. I am equally excited to welcome Dave Schulz as my new finance leader. The ability to quickly fill these positions from within is a clear demonstration of the effectiveness of our organization vitality and succession planning processes.”

About Armstrong

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2012, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.6 billion. Based in Lancaster, Pa., at September 30, 2013 Armstrong operated 35 plants in eight countries and had approximately 8,700 employees worldwide. For more information, visit http://www.armstrong.com/.